Exhibit 10.51

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of December 21, 2005 (this “Amendment”), among JARDEN CORPORATION, a Delaware corporation (the “Borrower”) and Canadian Imperial Bank of Commerce (“CIBC”), as Administrative Agent (as defined below), on behalf of each Lender executing a Lender Consent (as defined below), amends certain provisions of the CREDIT AGREEMENT, dated as of January 24, 2005 (as amended by that certain AMENDMENT NO. 1 dated as of April 11, 2005, that certain AMENDMENT NO. 2 dated as of July 18, 2005 and as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the L/C Issuers (each as defined therein) party thereto from time to time, CIBC, as administrative agent for the Lenders and the L/C Issuers (in such capacity, and as agent for the Secured Parties under the Collateral Documents, together with its successors in such capacity, the “Administrative Agent”), CITICORP USA, INC., as syndication agent for the Lenders and the L/C Issuers, and BANK OF AMERICA, N.A., NATIONAL CITY BANK OF INDIANA and SUNTRUST BANK, as co-documentation agents for the Lenders and L/C Issuers. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower and its Subsidiaries intend to enter into a series of Permitted Intercompany Mergers and other corporate restructuring transactions (the “Canada/Mexico Restructuring”) as more fully described in Annex A to this Amendment (the “Canada/Mexico Restructuring Transaction Description”), as a result of which the Borrower’s Canadian and Mexican Subsidiaries engaged primarily in the consumer products business will be indirect Subsidiaries of American Household Inc., a wholly owned Subsidiary of the Borrower; and

WHEREAS, Sunbeam Corporation (Canada) Limited, a wholly owned indirect Subsidiary of the Borrower (“Sunbeam Canada”), desires to enter into a Local Credit Facility with the Borrower, as loan party and guarantor, the Local Lenders party thereto and CIBC, as administrative agent, on substantially the same terms and conditions presented to the Lenders in connection with this Amendment (the “Canadian Local Credit Facility”) and the Borrower desires to enter into a Local Credit Facility Guaranty of Sunbeam Canada’s obligations under the Canadian Local Credit Facility (the “Canadian Local Credit Facility Guaranty”);

WHEREAS, the Borrower and its Subsidiaries intend to enter into a series of Permitted Intercompany Mergers and other corporate restructuring transactions (the “Spain Restructuring”) as more fully described in Annex B to this Amendment (the “Spain Restructuring Transaction Description”);

WHEREAS, Jarden Acquisition ETVE, S.L., a newly formed wholly owned indirect Subsidiary of the Borrower (“Jarden Spain”), desires to enter into a Local Credit Facility with the Borrower, as loan party and guarantor, the Local Lenders party thereto and ABN AMRO Bank N.V. (or an Affiliate of ABN AMRO Bank N.V. reasonably acceptable to the Administrative Agent), as administrative agent on substantially the same terms and conditions presented to the Lenders in connection with this Amendment (the “Spanish Local Credit Facility” and together with the Canadian Local Credit Facility, collectively, the “New Local Credit Facilities”) and the Borrower desires to enter into a Local Credit Facility Guaranty of Jarden Spain’s obligations under the Spanish Local Credit

Facility (the “Spanish Local Credit Facility Guaranty” and together with the Canadian Local Credit Facility Guaranty, collectively, the “New Local Credit Facility Guarantees”) and in connection therewith;

WHEREAS, the Borrower and its Subsidiaries intend to enter into a series of corporate restructuring transactions (the “U.S. Restructuring” and together with the Canada/Mexico Restructuring and the Spain Restructuring, collectively, the “Jarden Corporate Restructurings”) as more fully described in Annex C to this Amendment (the “U.S. Restructuring Transaction Description” and together with the Canada/Mexico Restructuring Transaction Description and the Spain Transaction Description, collectively, the “Jarden Corporate Restructuring Transaction Descriptions”);

WHEREAS, the Borrower has requested that the Lenders agree to become bound by, and instruct the Administrative Agent to enter into on behalf of the Lenders, certain intercreditor arrangements previously described to the Lenders with respect to certain collateral and voting matters as between the Secured Obligations and the secured obligations under each New Local Credit Facility and any other Local Credit Facility (the “Intercreditor Arrangements” and together with the Canada/Mexico Restructuring, the Spain Restructuring, the U.S. Restructuring, the New Local Credit Facilities and the New Local Credit Facility Guarantees, collectively, the “Specified Transactions”);

WHEREAS, pursuant to Section 10.01(a) (Amendments, Etc.) of the Credit Agreement, the consent of the Required Lenders is required to effect the consents, waivers and amendments set forth herein; provided, that the amendments set forth in Section 2(e) (Certain Amendments to the Credit Agreement) below require the consent of the Required Revolving Lenders and the Required Term Loan Lenders;

WHEREAS, each Lender party to a Lender Consent collectively constituting the Required Lenders (the “Consenting Lenders”) (and, with respect to the amendments set forth in Section 2(e) (Certain Amendments to the Credit Agreement), each Required Revolving Lender and each Required Term Loan Lender) and the Administrative Agent agree, subject to the limitations and conditions set forth herein, to consent to the Specified Transactions and further amend or otherwise modify the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Consents and Waivers. As of the Effective Date and subject to the satisfaction of the conditions set forth in Section 3 (Conditions to Effectiveness) hereof:

(a)        the Consenting Lenders and the Administrative Agent hereby consent to each of the Specified Transactions and agree that each New Local Credit Facility constitutes a Local Credit Facility for purposes of the Credit Agreement and the other Loan Documents; provided, that to the extent that the foregoing consent applies to any New Local Credit Facility, such consent shall not be effective with respect to such New Local Credit Facility unless and until the intercreditor agreement governing the Intercreditor Arrangements shall have been executed and delivered to the Arrangers by the Borrower, the Agents, the applicable Foreign Subsidiary party to such New Local Credit Facility, and the applicable administrative agent or lenders party to such New Local Credit Facility; and provided, further, that after giving effect to this Amendment, (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Specified Transaction and (ii) all representations and warranties contained in Article V (Representations and Warranties) of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects;

(b)        the Consenting Lenders and the Administrative Agent hereby agree that notwithstanding anything to the contrary in the Credit Agreement or the other Loan Documents, the Borrower and its Subsidiaries shall be permitted to modify the Constituent Documents of the Subsidiaries listed on Annex D to this Amendment, on terms and conditions acceptable to the Agents, solely to the extent (i) necessary to effectuate the changes of ownership and changes of legal names contemplated by the Jarden Corporation Restructurings as described in the Jarden Corporate Restructuring Transaction Descriptions and/or (ii) required by Law in connection with the transactions contemplated by the Jarden Corporate Restructurings; provided, that the Borrower and its Subsidiaries shall take such actions and deliver such documents, at their sole cost and expense, as the Administrative Agent deems reasonably necessary to maintain the perfection and priority of the Administrative Agent’s Liens in the Collateral after giving effect to the Jarden Corporate Restructurings;

(c)        notwithstanding anything to the contrary in the Loan Documents, the Consenting Lenders and the Administrative Agent hereby consent to the change in legal name of Tilia Direct, Inc., a Subsidiary of the Borrower and a Guarantor, to Jarden Direct, Inc. and agree that (i) the failure by Tilia Direct, Inc. (now known as Jarden Direct, Inc.) (such company, “Jarden Direct”) to give written notice of such name change to the Administrative Agent within 30 days thereof shall not constitute a Default or Event of Default under the Credit Agreement or the other Loan Documents and (ii) the failure by Jarden Direct to maintain the security interest created by the Pledge and Security Agreement in its assets and properties as a perfected, first priority security interest shall not constitute an Event of Default under the Credit Agreement or the other Loan Documents; provided, that in the case of this clause (ii), Jarden Direct shall have caused a new financing statement on Form UCC-1 naming Jarden Direct as debtor, naming the Administrative Agent as secured party and appropriately describing the Collateral, to be filed in the office of the Secretary of State of the State of Delaware prior to the Effective Date.

Section 2.        Certain Amendments to the Credit Agreement. As of the Effective Date:

(a)        Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by inserting the following definitions in such Section 1.01 in the appropriate place to preserve the alphabetical order of the definitions in such Section 1.01 (and, if applicable, the following definitions shall replace in their entirety existing definitions for the corresponding terms in such Section 1.01):

“Approved Member States” means Belgium, Canada, France, Germany, Italy, Luxembourg, the Netherlands, Spain, Sweden and the United Kingdom.

“Canada/Mexico Restructuring” has the meaning specified in the Third Amendment.

“Canadian Borrower” means Sunbeam Corporation (Canada) Limited.

“Canadian Credit Agreement” means that certain Credit Agreement, dated as of the Canadian Effective Date, by and among the Canadian Borrower, the Local Lenders party thereto, CIBC, as Local Agent, and CUSA, as syndication agent.

“Canadian Effective Date” means the date on which the Canadian Credit Agreement shall have become effective, which date shall be on or after the Third Amendment Effective Date and prior to December 31, 2005.

“Canadian Term Loans” means the Local Term Loans made pursuant to the Canadian Credit Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty, each Collateral Document, the Local Credit Facility Intercreditor Agreement, the Agent/Arranger Fee Letter, each Revolving Loan Notice, each Foreign Currency Loan Notice, each Term Loan Interest Rate Selection Notice, each Letter of Credit Application, each Compliance Certificate, each Cash Management Document, each Related Swap Contract and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or either Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Local Agent” means each administrative agent in respect of each Local Credit Facility.

“Local Borrower” means each Foreign Subsidiary that is a borrower under a Local Credit Facility.

“Local Credit Facility” means each loan or line of credit (x) made available by one or more Local Lenders to a Foreign Subsidiary of the Borrower pursuant to the applicable Local Credit Documents and (y) guaranteed by the Borrower pursuant to a Local Credit Facility Guaranty.

“Local Credit Facility Documents” means, with respect to any Local Credit Facility, each promissory note, loan agreement, Local Related Swap Contract, Local Credit Facility Guaranty and each other material transaction document or instrument entered into or delivered by the applicable Foreign Subsidiary, the Borrower and any other Subsidiary relating to or in connection with such Local Credit Facility, each in form and substance satisfactory to the Agents.

“Local Credit Facility Guaranty” means each guaranty agreement entered into by the Borrower in favor of a Local Agent or the applicable Local Lenders, in form and substance satisfactory to the Agents, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Local Credit Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the earlier of (a) the Canadian Effective Date and (b) the Spanish Effective Date, by and among the Borrower, each Local Borrower, the Administrative Agent and each Local Lender (or Local Agent in respect of such Local Lenders) in respect of each Local Credit Facility.

“Local Facility Agent” means with respect to any Local Credit Facility, the Local Agent and, if applicable, the syndication agent and/or documentation agent in respect of such Local Credit Facility.

“Local Lender” means each bank or other financial institution (in each case, reasonably acceptable to the Agents), that provides a Local Credit Facility to a Local Borrower (and, solely to the extent of any obligations relating directly to the applicable Local Loans, Affiliates or Subsidiaries of such banks or financial institutions (in each case, such Affiliates or Subsidiaries to be reasonably acceptable to the Agents)).

“Local Loans” means the Local Term Loans and the Local Revolving Loans.

“Local Related Swap Contracts” means all Swap Contracts which are entered into or maintained with a Local Facility Agent, a Local Lender or an Affiliate of a Local Facility Agent or Local Lender which are permitted or required by the express terms of the applicable Local Loan Documents.

“Local Revolving Loans” means the revolving credit loans or other extensions of credit (other than Local Term Loans), if any, made pursuant to any Local Credit Facility.

“Local Term Loans” means the term loans made pursuant to any Local Credit Facility.

“Secured Obligations” means, in the case of the Borrower, the Obligations (including, without limiting the foregoing and for the avoidance of doubt, its Local Credit Facility Guaranty Obligations), and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means, collectively, with respect to each of the Collateral Documents, the Administrative Agent, the Lenders, the L/C Issuers, such other Persons for whose benefit the Lien thereunder is granted, and the Local Secured Parties (as defined in the Local Credit Facility Intercreditor Agreement).

“Senior Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Senior Indebtedness (net of, as of such date of determination, unrestricted cash and Eligible Securities of the Borrower and its Subsidiaries in excess of $20,000,000) as of such date to (b) Consolidated EBITDA for the Four-Quarter Period ending on or most recently ended prior to such date.

“Spain Restructuring” has the meaning specified in the Third Amendment.

“Spanish Effective Date” means the date on which that certain Credit Agreement, by and among ETVE, S.L.U., as borrower, the Local Lenders party thereto and ABN AMRO Bank N.V. (or an Affiliate of ABN Amro Bank N.V. reasonably acceptable to the Administrative Agent), as Local Agent, shall have become effective, which date shall be on or after the Third Amendment Effective Date and prior to December 31, 2005.

“Third Amendment” means that certain Amendment No. 3 to this Agreement, dated as of December 21, 2005, among the Borrower and the Administrative Agent.

“Third Amendment Effective Date” means the date on which the Third Amendment shall have become effective in accordance with its terms.

“Total Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness net of, as of such date of determination, unrestricted cash and Eligible Securities of the Borrower and its Subsidiaries in excess of $20,000,000) as of such date to (b) Consolidated EBITDA for the Four-Quarter Period ending on or most recently ended prior to such date.

“U.S. Restructuring” has the meaning specified in the Third Amendment.

(b)        Clause (J) of the definition of “Excess Cash Flow” in Section 1.01 (Defined Terms) is hereby amended and restated in its entirety to read as follows:

(J) the aggregate amount of any optional prepayments made by the Borrower pursuant to Section 2.06 (Prepayments) hereof during such period, the aggregate amount of any optional prepayments of Local Term Loans made by each Local Borrower pursuant to the applicable Local Credit Facility during such period, the aggregate amount of prepayments made in connection with required reductions of the Aggregate Revolving Credit Commitment during such period, the aggregate amount of required repayments of principal of the Term Loan during such period and the aggregate amount of required repayments of principal of the Local Term Loans during such period.

(c)        Clause (y) of the definition of “Obligations” in Section 1.01 (Defined Terms) is hereby amended by inserting immediately after the phrase “solely for the purposes of” the phrase “the definition of Secured Obligations, Section 8.03 (Application of Funds),”.

(d)        Clause (iv) of Section 2.06(e) (Mandatory Prepayments) is hereby amended and restated in its entirety to read as follows:

The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment with respect to each Debt Issuance by the Borrower or any Subsidiary (other than Debt Issuances of the types described in clauses (a), (b), (e), (h) and (k) of Section 7.03 (Indebtedness)) in an amount equal to one hundred percent (100%) of the Net Proceeds of each such Debt Issuance.

(e)        The first sentence of the last paragraph of Section 2.06(e) (Mandatory Prepayments) is hereby amended and restated in its entirety to read as follows:

Prepayments made under this Section 2.06(e) shall be applied:

(a) first, other than in respect of any prepayment made with the Net Proceeds of a Reinvestment Event prior to the applicable Reinvestment Prepayment Date (but including the Net Proceeds of a Reinvestment Event on the applicable Reinvestment Prepayment Date), to repay, on a pro rata basis, the outstanding principal balance of the Term Loan and the Local Term Loans, until the Term Loan and such Local Term Loans shall have been repaid in full; provided, that notwithstanding anything to the contrary in this clause (a), in the event that the Canadian Borrower is not required to make a mandatory prepayment of the Canadian Term Loans with all or a portion of such Net Proceeds as a result of the operation of Section 2.14 (Withholding Tax) of the Canadian Credit Agreement, the amount of such Net Proceeds that would otherwise have been applied to the mandatory prepayment of such Canadian Term Loans pursuant to this clause (a) shall instead be applied to repay, on a pro rata basis, the outstanding principal balance of the Term Loan and the Local Term Loans (other than the Canadian Term Loans), until the Term Loan and such other Local Term Loans shall have been repaid in full;

(b) second, to repay the outstanding principal balance of the Swing Line Loans, until such Swing Line Loans shall have been repaid in full;

(c) third, to repay the outstanding principal balance of the Revolving Loans, Foreign Currency Loans and Local Revolving Loans, until such Loans and Local Revolving Loans shall have been paid in full; and

(d) then, to Cash Collateralize any outstanding L/C Obligations in the manner set forth in Section 8.02(c) (Remedies Upon Event of Default) until all such L/C Obligations have been fully Cash Collateralized in the manner set forth therein.

(f)        The penultimate sentence of clause (a) of Section 5.11 (Taxes) is hereby amended and restated in its entirety to read as follows:

To the knowledge of the Borrower, no Tax Return of the Borrower or any of its Tax Affiliates is under audit or examination by any Governmental Authority, which audit or examination could reasonably be expected to be material to the Borrower and its Subsidiaries, taken as a whole, and no notice of such an audit or examination or any assertion of any claim for a material amount of taxes has been given or made by any Governmental Authority.

(g)        Clause (e) of Section 7.01 (Liens) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(e)        statutory Liens in respect of the Employee Plans (as defined in the Canadian Credit Agreement) and the Statutory Plans (as defined in the Canadian Credit Agreement) incurred in the ordinary course of business and any pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(h)        Clause (o) of Section 7.01 (Liens) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(o)        Liens on assets of any Subsidiary securing Indebtedness of such Subsidiary to the extent such Indebtedness is permitted by Section 7.03(k) (Indebtedness);

(i)        Clause (k) of Section 7.03 (Indebtedness) of the Credit Agreement is hereby amended by amending and restating subclause (ii) thereof to read in its entirety as follows:

(ii) any Foreign Subsidiary of the Borrower (including, without duplication, any Contingent Obligations of any Guarantor or any other Foreign Subsidiary in respect thereof) to the extent that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness (including any Indebtedness incurred pursuant to a Local Credit Facility) for all such Persons does not exceed the Dollar Equivalent of $200,000,000 at any time; provided, however, that from and after December 31, 2005, such amount shall in no event exceed the sum of (A) $60,000,000 and (B) the aggregate amount of the proceeds of such Indebtedness that are repatriated to the Borrower or any Domestic Subsidiary as a dividend by such Foreign Subsidiary for which dividend the Borrower is able to obtain a U.S. tax deduction in the amount of 85% of such dividend pursuant to the requirements of the American Jobs Creation Act of 2004,

(j)        Clause (k) of Section 7.03 (Indebtedness) of the Credit Agreement is hereby further amended by inserting the following proviso at the end thereof:

; provided, further, however, that in the case of the foregoing clause (ii), the Local Lenders in respect of each Local Credit Facility shall (either directly or indirectly by the applicable Local Agent) become bound by the terms of the Local Credit Facility Intercreditor Agreement;

(k)        Section 7.10 (Transactions with Affiliates) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.10    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of the Borrower, other than (a) transactions between Loan Parties, (b) Permitted Intercompany Mergers and other intercompany transactions expressly permitted by this Agreement, including, without limitation, the transactions contemplated by each of the Canada/Mexico Restructuring, the Spain Restructuring and the U.S. Restructuring and (c) (i) for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder and (ii) transactions with the Captive Insurance Entity that are within the scope of the purpose for which such Person was formed, in the case of each of clauses (i) and (ii), on a basis no less favorable to the Borrower or a Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

(l)        Section 7.11 (Burdensome Agreements) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.11    Burdensome Agreements.    Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments, loans or advances to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, in each case, other than (i) those Contractual Obligations set forth on Schedule 7.11 (Certain Burdensome Agreements), (ii) standard and customary negative pledge provisions in property acquired with the proceeds of any Capital Lease or purchase money financing that extend and apply only to such acquired property and (iii) solely to the extent required by any Local Agent or the Local Lenders pursuant to the applicable Local Credit Facility Documents, customary restrictions in any Local Credit Facility Documents reasonably acceptable to the Agents.

(m) Schedule 7.11(b) (Certain Burdensome Agreements) to the Credit Agreement is hereby deleted and replaced with a new Schedule 7.11 (Certain Burdensome Agreements), in the form attached hereto as Annex E.

(n) Section 7.24 (No Speculative Transactions) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.24 No Speculative Transactions. Engage in any speculative transaction or in any transaction involving Swap Contracts except (a) as required by Section 6.17 (Interest Rate Contracts), (b) for the purpose of hedging in the normal course of business and consistent with industry practices, (c) for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and, in each case, not for purposes of speculation or taking a “market view” or (d) for currency Swap Contracts in connection with any Local Credit Facility made available to a Foreign Subsidiary in Dollars for the principal purpose of effectively making the applicable Local Loans available to such Foreign Subsidiary in the currency of such Foreign Subsidiary’s jurisdiction of organization or of other jurisdictions in which such Foreign Subsidiary conducts a material amount of business.

(o) Clauses Third, Fourth and Fifth of Section 8.03 (Application of Funds) of the Credit Agreement are hereby amended and restated in their respective entireties to read as follows:

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III (Taxes, Yield Protection and Illegality)) or the Local Facility Agents or Local Lenders, ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and Local Loans, ratably among the Lenders and the Local Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, ratably among the Administrative Agent, the Lenders, the Local Facility Agents and the Local Lenders in proportion to the respective amounts described in this clause Fifth held by them, to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Local Credit Facility Guaranty Obligations, (ii) the Administrative Agent for the account of the L/C Issuers to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; provided that if the amounts available are insufficient to make all payments provided for in this clause Fifth, that portion allocable to clause (ii) shall be applied first to pay Outstanding Amounts of Loans, L/C Borrowings and Local Credit Facility Guaranty Obligations under clause (i) before being utilized to Cash Collateralize L/C Obligations, (iii) to the payment of that portion of the Obligations constituting Cash Management Obligations owing to the Administrative Agent, any Lender or any Affiliate of any Lender and (iv) to the payment of Swap Termination Values owing to (x) any Lender or any Affiliate of any Lender arising under Related Swap Contracts and (y) any Local Facility Agent, Local Lender or an Affiliate of a Local Facility Agent or Local Lender arising under Local Related Swap Contracts, in each case, that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof from the applicable Lender, Affiliate of a Lender, Local Facility Agent, Local Lender or Affiliate of a Local Facility Agent or Local Lender;

(p)        Clause Sixth of Section 8.03 (Application of Funds) of the Credit Agreement is hereby amended by deleting the words “Loan Document” in the second line thereof and inserting in lieu thereof the words “Loan Documents”.

(q)        The Credit Agreement is hereby amended by adding a new Section 9.15 (Local Credit Facility Intercreditor Agreement) immediately following Section 9.14 (Other Agents; Lead Managers) thereof to read as follows:

9.15    Local Credit Facility Intercreditor Agreement.    Each of the Lenders and the L/C Issuers hereby authorizes and directs, in accordance with the terms hereof, the Administrative Agent to (a) enter into the Local Credit Facility Intercreditor Agreement on its behalf and agrees to be bound by the terms thereof and (b) take any other actions, enter into such other agreements and do such other things as are necessary to effectuate the provisions of this Section 9.15 and the intercreditor arrangements contemplated by the Local Credit Facility Intercreditor Agreement.

(n)        Clause (d) of Section 10.02 (Notices; Etc.) is hereby amended and restated in its entirety to read as follows:

if to the Administrative Agent or the Swing Line Lender:

CANADIAN IMPERIAL BANK OF COMMERCE

300 Madison Avenue

New York, New York 10017

Attention                    Christine Aharonian

Telecopy no:              (212) 856-3763

E-Mail Address:        christine.aharonian@us.cibc.com

with a copy to the Syndication Agent in the case of notices delivered pursuant to Section 6.02 (Certificates; Other Information) or Section 6.03 (Notices) at its address set forth below; and

Section 3.        Conditions to Effectiveness.    This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a)        Certain Documents.    The Agents shall have received each of the following, dated as of the Effective Date (unless otherwise agreed to by the Agents), in form and substance satisfactory to Agents:

(i)        this Amendment duly executed by the Borrower and the Administrative Agent;

(ii)        the Consent and Agreement in the form attached hereto as Exhibit A, executed by each of the Guarantors;

(iii)        the Acknowledgment and Consents, in the form attached hereto as Exhibit B (each, a “Lender Consent”), executed by the Consenting Lenders and, in the case of the amendments set forth in Section 2(e) (Certain Amendments to the Credit Agreement) above, by the Required Revolving Lenders and the Required Term Loan Lenders;

(iv)        a favorable opinion of Kane Kessler, P.C., counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agents, addressed to the Agents and the Lenders and addressing such matters relating to this Amendment and the transactions contemplated hereby, as any Lender through the Administrative Agent may reasonably request; and

(v)        such additional documentation as the Consenting Lenders may reasonably require.

(b)        Corporate and Other Proceedings.    All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in all respects to the Agents and the Required Lenders.

(c)        Representations and Warranties; No Defaults.    The Agents, for the benefit of the Agents and the Lenders, shall have received a certificate of a Responsible Officer of the Borrower certifying that both before and after giving effect to this Amendment (including, without limitation, the waivers and consents set forth in Section 1 (Consents and Waivers)):

(i)        each of the representations and warranties set forth in Article V (Representations and Warranties) of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment and after giving effect to the waivers and consents set forth herein; and

(ii)        no Default or Event of Default shall have occurred and be continuing, either on the date hereof or on the Effective Date.

(d)        Fees and Expenses.    The Borrower shall have paid all fees and expenses of the Agents due and payable by the Borrower pursuant to the Loan Documents as of the date hereof, including, without limitation, all costs, fees and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and out-of-pocket expenses of counsel for the Agents with respect thereto.

Section 4.        Certain Covenants and Agreements.

(a)        Repayment of the Term Loans.    The Borrower hereby covenants and agrees to repay the Term Loans in Dollars in an aggregate principal amount equal to (i) $43,000,000 less out-of-pocket transaction costs and expenses incurred in connection with the Canadian Local Credit Facility and this Amendment, due and payable no later than one (1) Business Day following the effective date of the Canadian Local Credit Facility and (ii) the Dollar Equivalent of €11,000,000 less out-of-pocket transaction costs and expenses incurred in connection with the Spanish Local Credit Facility, due and payable no later than three (3) Business Days following the effective date of the Spanish Local Credit Facility, and in the event that such repayment is applied to the repayment of Eurodollar Rate Loans, such repayment shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05 (Funding Losses) of the Credit Agreement.

(b)        Local Credit Facility Documents.    The Borrower hereby agrees to deliver to the Arrangers, promptly following the execution of each thereof, an executed copy of (i) the Canadian Local Credit Facility and (ii) the Spanish Local Credit Facility, in each case, certified as being complete and correct by a Responsible Officer of the Borrower.

Section 5.        Representations and Warranties.    The Borrower, on behalf of itself and the other Loan Parties, hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a)        The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all requisite corporate or other action on the part of such Loan Party and will not violate any of the certificates of incorporation or by-laws (or equivalent Constituent Documents) of such Loan Party.

(b)        This Amendment has been duly executed and delivered by each Loan Party, and each of this Amendment and the Credit Agreement as amended or otherwise modified hereby constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar Laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at Law or in equity).

Section 6.        Reference to and Effect on the Loan Documents.

(a)        As of the Effective Date, each reference in the Credit Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement or such other Loan Document as amended by this Amendment and after giving effect to the waivers and consents set forth in Section 1 (Consents and Waivers).

(b)        Except with respect to the waivers and consents set forth in Section 1 (Consents and Waivers) and to the extent amended hereby, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)        Except with respect to the consents and waivers set forth in Section 1 (Consents and Waivers) and to the extent amended or otherwise modified hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default or any right, power, privilege or remedy of any Agent, any Lender or any L/C Issuer under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d)        The Borrower hereby confirms that the security interests and Liens granted pursuant to the Loan Documents continue to secure the Obligations and that such security interests and Liens remain in full force and effect.

Section 7.        Releases.    The Consenting Lenders hereby authorize and direct the Administrative Agent to release any pledge held by the Administrative Agent on the Equity Securities of any Subsidiary of the Borrower solely to the extent necessary to effectuate the Jarden Corporate Restructurings and to take such other actions and do such other things as are reasonably necessary in connection therewith; provided, that after giving effect to the applicable Jarden Corporate Restructuring, the Borrower shall have complied with Section 6.14 (New Subsidiaries and Pledgors) of the Credit Agreement in accordance with the terms thereof; and provided, further, that after giving effect to the Jarden Corporate Restructurings, the Borrower and its Subsidiaries shall take such other actions and deliver such documents, at their sole cost and expense, such that they shall have complied with Section 6.20 (Further Assurances) of the Credit Agreement in accordance with the terms thereof.

Section 8.        Costs and Expenses.    As provided in Section 10.04 (Attorney Costs, Expenses and Taxes) of the Credit Agreement, the Borrower agrees to reimburse the Agents for all reasonable fees, costs and out-of-pocket expenses, including the Attorney Costs for advice, assistance, or other representation in connection with this Amendment.

Section 9.        Governing Law.    This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 10.        Headings.    Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 11.        Severability.    The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 12.        Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

Section 13.        Waiver of Jury Trial.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed on the date set forth above.

JARDEN CORPORATION, as Borrower

By:	/s/ Desiree DeStefano
Name: Desiree DeStefano Title: Executive Vice President of Finance and Treasurer

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ David Sommer
Name: David Sommer Title: Agent

By:	/s/ Ian MacInnis
Name: Ian MacInnis Title: Agent

CITICORP USA, INC., as Syndication Agent

By:	/s/ Myles Kassin
Name: Myles Kassin Title: Vice President